AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997

                                                Registration No. 333-4728

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1 TO THE
                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Workforce Systems Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Florida                                   65-0353816
            -------                                   ----------
  (State of Incorporation                 (I.R.S. Employer Identification No.)
   or other Jurisdiction)

                        8870 Cedar Springs Lane, Suite 5
                           Knoxville, Tennessee 37923
                ------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                             Workforce Systems Corp.
                          STOCK COMPENSATION AGREEMENTS
                          -----------------------------
                              (Full title of Plan)

                            Charles B. Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                  305-763-1200
             -------------------------------------------------------
            (Name, Address and Telephone Number for Agent of Service)
                                 ______________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is May 29, 1997.

The Section entitled "Stock Compensation Agreements - General" is hereby amended in its entirety as follows:

      On April 15, 1996 the Company entered into a Consulting Agreement with Barry Rothman, a copy of which is filed as Exhibit 4.1 hereto, which provides for the payment of 3,774 shares of the Company's common stock in connection with the services to be rendered thereunder. On May 1, 1996 the Company entered into a Finder's Fee Agreement with Infinity Financial Group, Inc., and Joseph Vazquez as its President and Principal, a copy of which is filed herewith as Exhibit 4.2, which provides for the payment of a finder's fee related to the Ginsburg License of 60,000 shares of the Company's common stock. On May 3, 1996 the Company entered into a Stock Compensation Agreement with The Merlin Group, Inc. and Steven T. Dorrough as its authorized agent, a copy of which is filed herewith as Exhibit 4.3, which provides for the payment of 90,000 shares of the Company's common stock for certain consulting services set forth in such Stock Compensation Agreement. For purposes of this registration statement, the aggregate of 153,774 shares of the Company's common stock to be issued to Mr. Rothman, Mr. Vazquez and Infinity Financial Group, Inc. and Mr. Dorrough and The Merlin Group, Inc. as aforedescribed are collectively referred to as the "Compensation Stock."

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-4728 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, Tennessee this 28th day of May, 1997.


                                    Workforce Systems Corp.

                                    By: /s/ Ella Boutwell Chesnutt
                                        --------------------------
                                          Ella Boutwell Chesnutt,
                                          President


      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-4728 on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.


/s/ Ella Boutwell Chesnutt    Director          May 28, 1997
--------------------------
Ella Boutwell Chesnutt


/s/ Jayme Dorrough            Director          May 28, 1997
---------------------------
Jayme Dorrough